Thompson Coburn LLP
Attorneys at Law

One US Bank Plaza
St. Louis, Missouri 63101
314-552-6000
FAX 314-552-7000
www.thompsoncoburn.com

December 20, 2007

LCM Landmark Series Trust

9435 Waterstone Blvd. Suite 140

Cincinnati, OH 45249

Dear Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Pre-Effective Amendment No. 1 to the Registration Statement (the “Registration Statement”) of LCM Landmark Series Trust (the “Trust”). We hereby give you our consent to incorporate by reference the Legal Opinion into Pre-Effective Amendment No. 2 to the Registration Statement (the “Amendment”) of said Trust, and consent to all references to us in the Amendment.

Sincerely yours,

/s/ Thompson Coburn LLP

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